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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

                  This Employment Agreement ("Agreement") is effective on October 1, 1998, and is between Peter A. Pappas ("Executive") and AMR Services Corporation (the "Company"). For good and valuable consideration, the sufficiency of which is recognized and acknowledged by Executive and Company, each of Executive and Company agree to the following:

                  1. Term/Commitment.

                  A. This Agreement will begin on October 1, 1998, and will terminate (unless earlier terminated pursuant to this Agreement) on September 30, 2001. This Agreement may be extended beyond September 30, 2001 by the mutual agreement of the parties.

                  B. Upon the terms and subject to the conditions contained in this Agreement, the Executive agrees to provide full-time services for the Company as its President and Chief Executive Officer. The Executive agrees to devote his best efforts to the business of the Company, and to perform his duties in a diligent trustworthy, and business-like manner. The Company agrees that during the term of this Agreement Executive's duties will be reasonably commensurate with those normally associated with his title.

                  2. Compensation.

                  During the term of this Agreement:

                  A. Executive's base salary will be $235,000 per year. This base salary (with allowances for withholding taxes required to be withheld by the Company) will be paid to Executive no less frequently than on a monthly basis. Executive's base salary will be reviewed and considered for adjustment by the Company at least annually. The Company will not, however, reduce the Executive's base salary at any time during the term of this Agreement without the Executive's written consent.

                  B. Executive will participate in the Company's incentive compensation plan (or successor plan, each the "Plan"). The relevant terms of the Plan are set forth in Attachment A. Executive's participation in the Plan will be on a pro-rata monthly basis and Executive's target award under the Plan will be a yearly payment equal to 50% of Executive's then current base salary: provided, that in no event will Executive's payment under the Plan be less than $50,000 per year. Payment under the Plan will occur as soon as practical following the end of the applicable Plan's year; provided, that payment will be made on or before April 1 following the end of the applicable Plan's year. For the avoidance of doubt, for the 1998 calendar year Executive will receive an incentive compensation payment as set forth in that letter between Executive and the Company dated 20 November 1998.


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                  C. Upon the expiration of this Agreement on September 30, 2001
(or such other date mutually agreed by the parties, each the "Expiration Date"). Executive will receive an amount equal to the sum of all payments made pursuant to Section 2.B (the "Expiration Bonus"). Provided, however, that if during the term of this Agreement Company sponsors an equity based compensation plan and offers Executive the opportunity to participate in such plan, on the Expiration Date the value of Executive's participation (the "Stock Value") will be determined by an independent compensation consultant of national reputation and the expenses of such consultant will be paid for by the Company. Should the Stock Value be equal to or greater than the value of the Expiration Bonus, no Expiration Bonus will be paid. To the extent the Stock Value is less than the value of the Expiration Bonus, the Company will make a lump-sum payment to Executive equal to such differential. Any payment pursuant to this Section 2.C will be made within 60 days of the Expiration Date.

                  D. If Executive's employment is terminated by the Company not for Cause (as defined in Section 3.A) or by Executive for Good Reason (as defined in Section 3.C) Executive will receive an amount equal to the sum of all payments made, or to be made, pursuant to Section 2.B (the "Termination Bonus"). The Termination Bonus will be calculated in accordance with Section 3 of this Agreement.

                  E. Executive will continue to have the right to use his 1997 BMW 318i for the term of this Agreement. At its option, the Company may substitute a cash allowance in lieu of a lease, provided such cash allowance is adequate to make Executive financially indifferent on an after tax basis. Executive will make all co-payments required to continue the lease for this automobile.

                  F. Executive will continue to have the right to use the membership at the Las Colinas Sports Club for the term of this Agreement for as long as the Company is owned by AMR Corporation. At such time that the Company is sold by AMR Corporation, the Company may substitute another membership at the Las Colinas Sports Club or a cash allowance in lieu of such membership, provided such cash allowance is adequate to make Executive financially indifferent on an after tax basis.

                  G. Executive will be entitled to 20 days of paid vacation during each full year of this Agreement. Vacation days will be taken at such times as are consistent with the reasonable business needs of the Company.

                  H. The Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the course of his duties, in accordance with Company policies in effect from time to time.

                  I. Executive will be entitled to participate in the employee benefit programs generally available to employees of the Company, and to all normal perquisites provided to senior executives of the Company.

                  J. For the avoidance of doubt, in the event a Termination Bonus is paid pursuant to this Agreement then, in no event will an Expiration Bonus be paid. Likewise, if an

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Expiration Bonus is paid pursuant to this Agreement, then, in no event, will a
Termination Bonus be paid.

                  3. Termination of Employment.

                  A. If during the term of this Agreement, Executive's employment is terminated by the Company without Cause, Executive will (i) receive his base salary, (ii) receive the Termination Bonus contemplated by
Section 2.D and calculated in accordance with Section 3.D and (iii) have use of the automobile and club membership (or the allowances therefor) contemplated by Sections 2.E and 2.F as if this Agreement had continued for its full term. Payments for the amounts set forth in (i) and (ii), of this Section 3.C) A will be calculated as if Executive had been employed for the full term of this Agreement and will be made to Executive in a lump sum no later than 60 days following the termination of his employment. For purposes of this Agreement, "Cause" means a felony conviction of Executive or the failure of Executive to contest prosecution for a felony, or Executive's willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company or any of its subsidiaries or affiliates.

                  B. If Executive terminates his employment with the Company during the term of this Agreement without Good Reason (as defined in Section 3.Q, or if the Company terminates Executive's employment for Cause, then this Agreement will terminate and the Company's sole obligation will be to pay Executive his base salary (pro rata as necessary) through the date of termination of employment.

                  C. If Executive's employment is terminated by Executive with Good Reason, during the term of this Agreement, Executive will (i) receive his base salary, (ii) receive the Termination Bonus contemplated by Section 2.D and calculated in accordance with Section 3.D, and (iii) have use of the automobile and club membership (or the allowances therefor) contemplated by Sections 2.E and 2.F for the remaining term of this Agreement. Payments for the amounts set forth in (i) and (ii) of this Section 3.C will be calculated as if Executive had been employed for the full term of this Agreement and will be made to Executive in a lump sum no later than 60 days following the termination of his employment. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following (without Executive's written consent): Executive's duties/responsibilities changed materially; Executive's primary work place is moved to a location more than 50 miles from Executive's residence at 5544 Park Lane, Dallas, TX (such residence, or any future dwelling occupied by Executive as his primary residence, to be the "Current Residence"); any material, adverse change is made to Executive's perquisites, including but not limited to, health and dental care, automobile allowance, club allowance, financial planning advice allowance; or the Company fails to make any payment due under this Agreement. To terminate this Agreement for Good Reason, Executive must provide the Company with 90 days' advance notice of his intention to terminate and must set forth with particularity the reason(s) for such termination. If the Company remedies the reason(s) set forth in Executive's notice within such 90 days' period, the notice of termination will be of no effect.


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                  D. The Termination Bonus contemplated by Section 2.D will be calculated using the incentive compensation payments actually paid to Executive and, if incentive compensation payments remain to be paid under this Agreement the amount of each such incentive compensation payment remaining to be paid will be equal to Executive's base salary in effect on the date his employment is terminated.

                  4. Relocation.

                  A. If during the term of this Agreement, the Company requires Executive to perform his duties at a location that is more than 50 miles from the Current Residence (the "New Location") and Executive agrees to this relocation, the Company will pay (or reimburse Executive) for all reasonable moving expenses incurred by him in connection with this relocation. In addition, the Company will indemnify Executive against any Loss (where "Loss" is defined as the difference between the actual sales price of the Current Residence and the higher of (i) his aggregate investment in the Current Residence or (ii) the fair market value of the Current Residence as determined by a real estate appraiser designated by the Company and reasonably satisfactory to Executive) realized on the sale of the Current Residence in connection with the relocation. Further, Executive's base salary will be increased for the remaining term of this Agreement if the New Location has a higher cost of living. This increase in base salary will be proportional to the cost of living differential between the location of the Current Residence and the New Location, and will be determined in accordance with an index that indicates the cost of living differential between various U.S. metropolitan areas. The index will be selected by the Company and published by the U.S. Department of Labor.

                  B. If within one year from the date of Executive's relocation pursuant to Section 4.A his employment with the Company is terminated by (i) the Company without cause or (ii) Executive with Good Reason (it being understood that Good Reason for purposes of this Section 4.B excludes relocation as contemplated by Section 3.C), the Company will, upon Executive's request, pay (or reimburse Executive) for all reasonable moving expenses incurred by him in relocating his principal residence to Dallas, TX or another location within the United States designated by Executive. In addition, the Company will indemnify Executive against any Loss realized on the sale of the Executive's principal residence in connection with a relocation as contemplated under this Section 4.B; provided, however, that if Executive wishes to relocate to a location other than Dallas, TX, Executive will pay any relocation expenses in excess of the costs that would have been incurred for a relocation to Dallas, TX.

                  5. Death/Disability.

                  A. Should Executive die during the term of this Agreement, this Agreement will terminate and the Company will pay to Executive's devisee, legatee or other designee (or, if there is no such designee, his estate), a payment calculated as if Executive's employment had been terminated not for Cause pursuant to Section 3.A.

                  B Should Executive become Disabled during the term of this Agreement, the Company will continue to pay to Executive for the remaining term of this Agreement all amounts payable under Sections 2.A, 2.B and 2.C and will continue to allow Executive for such remaining

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term the use of the automobile and club as contemplated by Sections 2.E and 2.F.
The Company will maintain in full force and effect for the continued benefit of Executive, until the end of the term of this Agreement, all employee benefit plans and programs or arrangements in which Executive was entitled to participate immediately prior to the date Executive became Disabled. In the event that the Executive's participation in such plan, program or arrangement is not feasible, the Company will provide Executive with benefits substantially similar to those to which he was entitled immediately prior to his becoming Disabled. Amounts payable under this Section 5.B will be in addition to any amounts paid under any disability insurance policies that may be maintained in Executive's favor. For purposes of this Agreement, Disabled means Executive's qualification for long-term disability benefits under the Company's disability plan or insurance policy. If no such plan or policy is in existence (or if Executive does not participate in such plan or policy), Disabled means Executive is unable to perform his employment duties for a period of four continuous months (or four months in any six-month period) because of ill health or physical or mental disability.

                  6. No Mitigation.

                  Payments made to Executive under the terms of this Agreement are acknowledged by the Company to be reasonable, and Executive will not be required to mitigate the amount of any such payments by seeking other employment. Further, profits, income, earnings or other benefits paid to Executive by the Company or a third party, pursuant to arrangements outside this Agreement, will not create a fight of offset or other reduction in favor of the Company.

                  7. Enforcement of Agreement.

                  If (i) it reasonably appears to Executive that the Company has failed to comply with any of its obligations under this Agreement, (ii) the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or (iii) the Company or any other person commences litigation or any other action or proceeding designed to deny, or to recover from, Executive any or all of the benefits provided or intended to be provided by this Agreement, the Company authorizes Executive to retain counsel of Executive's choice, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company. Without regard to whether Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay any and all reasonable attorneys' and related fees and expenses incurred by Executive in connection with any of the foregoing.

                  8. Change in Control.

                  If a Change of Control occurs with respect to the Company, Executive's employment with the Company will be deemed to have been terminated not for Cause. "Change in Control" does not mean any of the transactions contemplated in the sale of the Company by AMR Corporation. From October 1, 1998, until the sale of the Company by AMR Corporation, "Change in Control" will have the meaning set forth in the 1998 Long Term Incentive Plan, as amended, of AMR Corporation.

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                  9. Confidential Information.

                  Executive agrees that all documents, records, techniques, business secrets and other information which come into his possession during his employment with the Company will be deemed to be confidential and proprietary to the Company and, except for personal documents and records of Executive, will be returned to the Company upon termination of this Agreement. Executive further agrees to retain in confidence any confidential information known to him concerning the Company and its subsidiaries and their respective businesses so long as such information is not publicly disclosed, except that Executive may disclose any such information in the normal course of his employment with the Company or pursuant to any court order or other legal process.

                  10. Covenant Not to Compete.

                  If Executive's employment is terminated for Cause or without Good Reason, Executive agrees to execute a covenant not to compete that is reasonable as to time and place.

                  11. Governing Law.

                  THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

                  12. Successors.

                  The Company will require any successor to all, or substantially all, of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement will inure to the benefit of, and be enforceable by, Executive's personal, or legal representative executors, administrators, successors, heirs. distributees, devisees and legatees. If Executive dies while any amounts are due him under this Agreement. all such amounts will be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

                  13. Notices.

                  Any communication under this Agreement, including notices, consents, requests or approvals, will be in writing and will be deemed to have been given (i) when hand delivered or dispatched by electronic facsimile transmission, (ii) five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or
(iii) three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing.


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                  14. No Waiver/Entire Agreement.

                  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is set forth in a writing signed by Executive and the Company. No waiver by either party of any breach of, or compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions. No oral agreements or representations, express or implied, with respect to the subject matter of this Agreement have been made which are not set forth expressly in this Agreement and/or the letter dated 20 November 1998, referenced in the last sentence of Section 2.B.

                  15. Severability/Surviving Sections.

                  A. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

                  B. The following Sections of this Agreement will survive its termination: 2.C, 2.D, 3.A, 3.C, 3.D, 4.A, 5.A, 6, 7, 9, 10, 11, 13, 14 and 15.

                  16. Assignment.

                  This Agreement is personal in nature and Executive may not, without the consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year set forth in the first paragraph of this Agreement.

                                   AMR Services Corporation

                                   By:  /s/ Donald J. Carty,
                                      ------------------------
                                        its Chairman

                                   Peter A. Pappas

                                   /s/ Peter A. Pappas,
                                   -----------------------
                                   the Executive